EXHIBIT 10.22

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into as of February 3, 2009 by and between TorreyPines Therapeutics, Inc. (the “Parent”), Parent’s subsidiary, TPTX, Inc. (“TPTX”) and PAUL SCHNEIDER (“Executive”). As used in this Amendment, references to the “Company” shall include the Parent and TPTX, as appropriate. Capitalized terms used but not defined herein shall have the meaning assigned to them in the Agreement (as defined below).

RECITALS

WHEREAS, the Company and Executive previously entered into that certain Amended and Restated Employment Agreement dated as of November 12, 2008 (the “Agreement”); and

WHEREAS, the parties desires to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration for the foregoing premises and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Amendment hereby agree as follows:

AMENDMENT

1. Section 4.4.2.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“The Company shall continue to pay the Executive’s base salary during the period following the termination or resignation of the Executive for a period equal to tweleve (12) months (the “Compensation Severance Period”). Such severance payments shall be subject to standard deductions and withholdings and paid in accordance with the Company’s regular payroll policies and practices. For purposes of calculating the amount to be paid pursuant this Section 4.4.2.1, the Company shall use the Executive’s base salary in effect on the date of such termination or resignation, but determined prior to any reduction in base salary that would permit the Executive to voluntarily resign for Good Reason pursuant to Section 4.5.3(iii).”

2. Section 4.4.2.3 of the Agreement is hereby amended and restated in its entirety to read as follows:

“The vesting of each Company equity award held by Executive shall accelerate on such date of termination (or the date of a Change in Control if the Executive has resigned for Good Reason within three (3) months before a Change in Control) by the number of shares that would have vested in accordance with the applicable vesting had Executive remained employed by the Company for an additional twelve (12) months as of the date of termination. During the twelve (12) month period following the date of termination (the “Benefit Severance Period”), Executive shall have continued exercisability of each Company stock option and stock appreciation right held by the Executive (if any). Notwithstanding the foregoing, any such stock option or stock appreciation right then held by Executive shall remain exercisable until the earlier of (1) the end of the Benefit Severance Period (2) the expiration of the ten-year period measured from the original grant date, or (3) the expiration of its maximum term. In order to give effect to the intent of the foregoing provision, if a Change in Control has not occurred prior to the date of termination, no Company equity award held by Executive shall expire, terminate or be forfeited any earlier than three (3) months following the date of termination. Notwithstanding anything to the contrary set forth herein, nothing in this Section 4.4.2.3 prohibits the Company or a successor organization (or its parent) from causing such awards to terminate in connection with a merger, consolidation or other corporate transaction pursuant to the terms of the applicable equity plan or award agreements.”

3. Except as modified by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

4. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this AMENDMENT TO EMPLOYMENT AGREEMENT as of the date set forth in the first paragraph hereof.

TORREYPINES THERAPEUTICS, INC.:		PAUL SCHNEIDER

By:	/s/ Evelyn Graham	By:	/s/ Paul Schneider
	Evelyn Graham		Paul Schneider
	Chief Executive Officer		Vice President and General Counsel